As filed with the Securities and Exchange Commission on August 26, 1999.
                                            Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   LYCOS, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                                      04-3277338
(State or other jurisdiction of           (IRS Employer Identification Number)
 incorporation or organization)

              400-2 Totten Pond Road, Waltham, Massachusetts 02451
                                 (781) 370-2700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 Robert J. Davis
                                   Lycos, Inc.
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (781) 370-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:

                          Francis J. Feeney, Jr., Esq.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. o CALCULATION OF REGISTRATION FEE


                                                     Proposed Maximum         Proposed Maximum
   Title of Each Class of        Amount to be       Offering Price Per       Aggregate Offering           Amount of
Securities to be Registered       Registered             Share (1)               Price (1)            Registration Fee
---------------------------- -------------------- ----------------------- ------------------------ -----------------------

     common stock, par            1,106,094              $42.84375              $47,389,215                $13,174
    value $.01 per share
============================ ==================== ======================= ======================== =======================



(1) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of Lycos' common stock as reported on the Nasdaq National Market on August 19, 1999 in accordance with Rule 457 under the Securities Act of 1933.

                The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS          SUBJECT TO COMPLETION,  DATED AUGUST 26, 1999


                        1,106,094 SHARES OF COMMON STOCK

                                   LYCOS, INC.


         You should consider carefully the risk factors beginning on page 4 of this Prospectus before purchasing any of the shares of Lycos common stock offered by this Prospectus.

           The Selling Stockholders identified on page 13 of this Prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
14. We will not receive any portion of the proceeds from the sale of these shares. This offering is not being underwritten. The Selling Stockholders may offer the shares from time to time through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

           The shares were issued pursuant to the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended. Lycos' common stock is listed on the Nasdaq National Stock Market under the ticker symbol "LCOS." On July 26, 1999, the closing price of one share of Lycos common stock on the Nasdaq National Stock Market was $44.094 per share.

           Neither the SEC nor any state securities commission has approved these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                     THE DATE OF THIS PROSPECTUS IS AUGUST 26, 1999

                         TABLE OF CONTENTS
                                                                       PAGE
THE COMPANY...............................................................3
FORWARD LOOKING INFORMATION...............................................3
RISK FACTORS..............................................................4
USE OF PROCEEDS..........................................................13
SELLING STOCKHOLDERS.....................................................13
PLAN OF DISTRIBUTION.....................................................14
LEGAL MATTERS............................................................15
EXPERTS..................................................................15
WHERE YOU CAN FIND MORE INFORMATION......................................15

                                   THE COMPANY

            Lycos, "Your Personal Internet Guide," is a "New Generation Online Service" that offers a network of globally branded media properties and aggregated content distributed primarily through the World Wide Web. Under the "Lycos Network" brand, the Company provides guides to online content, aggregated third party content, Web search and directory services and community and personalization features. The Company seeks to draw a large number of viewers to its Websites by providing a one-stop destination for identifying, selecting and accessing resources, services, content and information on the Web.

         On July 27, 1999, the Company acquired Internet Music Distribution, Inc. in exchange for (i) the issuance of approximately 1,092,232 shares of Common Stock, (ii) the assumption of deferred compensation liabilities of Internet Music that Lycos satisfied by the issuance of approximately 5,059 shares of common stock, and (iii) payment of an outstanding liability of Internet Music which Lycos satisfied by the issuance of approximately 8,803 shares of common stock. Internet Music is a provider of digital content delivery systems including Sonique(TM), an audio player that downloads various music and audio formats such as MP3 from the Internet. Sonique(TM) is available for download from www.sonique.com and www.lycos.com. Internet Music has offices in San Francisco, California and Campbell, California and Bozeman, Montana.

         The Company is a Delaware corporation incorporated in June 1995. The Company's principal executive offices are located at 400-2 Totten Pond Road, Waltham, Massachusetts 02451, and its telephone number is (781) 370-2700.

                           FORWARD-LOOKING INFORMATION

         This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies and prospects under the heading "Risk Factors." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY.

         We have a limited operating history for you to use in evaluating our prospects. We generated revenues of $56.1 million for the fiscal year ended July 31, 1998 and revenues of $135.5 million for the fiscal year ended July 31, 1999. Due to our limited operating history, you should not take the recent revenue growth as indicative of the rate of growth, if any, that you can expect in the future. You should consider the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies operating in new and rapidly evolving markets such as ourselves. We may not successfully address these risks.

         As a strategic response to a changing competitive environment, we may choose to make pricing, service or marketing decisions or acquisitions that would adversely impact our operations and therefore our profitability. Due to the nascent nature of the Internet industry, we believe that period-to-period comparisons of our operating results are not meaningful and that you should not rely upon them as an indication of our future performance.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES.

         We have incurred significant losses since our inception and may incur losses in the future. As of July 31, 1998, we had an accumulated deficit of $40.3 million. Although we were profitable in the six months ended January 31, 1998, we reported a loss of $0.46 per share for the year ended July 31, 1998, representing a $0.06 loss per share before amortization and one-time acquisition related charges. We may not sustain revenue growth or return to profitability in the future. As of July 31, 1999, we had an accumulated deficit of $92.3 million. We reported a loss of $0.60 per share for the year ended July 31, 1999. We currently expect that our operating expenses will continue to increase significantly as our sales and marketing operations are expanded and as we fund further product development and acquire complementary products and technologies. Our potential inability to keep short-term expense levels in line with revenues could adversely affect our financial results for any given quarter. It is possible that in some future quarter our operating results may be below the expectations of analysts and investors which could reduce the price of our common stock.

OUR OPERATING RESULTS CAN BE AFFECTED BY SEASONALITY.

         We have experienced, and expect to continue to experience, seasonality in our business. Historically, users have made a smaller number of visits to our Websites and the Websites of our partners during the summer and the year-end vacation and holiday periods when usage of the Web and our services typically declines.

OUR STOCK PRICE IS VOLATILE AND IS AFFECTED BY FACTORS RELATING TO THE INTERNET INDUSTRY.

     The price of our common stock has been, and may continue to be, subject to wide fluctuations in response to any of the following events:

   o quarterly variations in results of operations;

   o announcements of new technological innovations or new products and media properties by us or our competitors;

   o changes in financial estimates and recommendations by securities analysts;

   o the operating and stock price performance of other companies that investors may deem comparable to us; and

   o news relating to trends in our markets.

       The stock market in general, and the market prices for Internet-related companies in particular, also have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock regardless of our operating performance. Additionally, fluctuations in the market price of our common stock could result in stockholder lawsuits, which potentially could impair our business.

   WE MAY NOT BE ABLE TO MAINTAIN ADVERTISING REVENUES IF THE INTERNET IS NOT ADOPTED AS AN ADVERTISING MEDIUM.

         We earn a significant portion of our revenues by selling advertisements on our Websites. For the fiscal year ended July 31, 1999, advertising revenues represented approximately 70% of our total revenues. We will not be able to sustain or increase our advertising revenues if the Internet does not develop into an attractive and sustainable advertising medium. For example, users may purchase "filter" software programs that limit or remove advertising from the Web user's desktop. The widespread adoption of this software by users could negatively impact the use of advertising on the Web. It is also difficult to predict which method of pricing will be adopted by the industry or advertisers. For example, our advertising revenues could decrease if advertising rates are based on the number of users who access the advertiser's Website from one of our network Websites or seek additional information about a product or service by "clicking" on the advertisement, rather than rates being based solely on the number of times an advertisement is displayed. Our strategy is to continue to develop advertising and other methods of generating revenues through the use of our products and services. In order to maintain and increase advertising revenues, we must develop a large base of users of our products and services processing demographic characteristics attractive to advertisers. Additionally, we may be required to expand our advertising sales force.

   WE MAY NOT BE ABLE TO DELIVER OR MEASURE THE DELIVERY OF ADVERTISEMENTS RELIABLY.

         The process of reliably delivering and tracking advertising placement within large Websites like our Website is an increasingly important and complex task, and currently available software programs and other tracing methods are rapidly evolving. We license an advertising management system from a third-party. To the extent that we encounter system failures or material difficulties in the operation of this system, or such software fails to keep pace with our informational needs, we could be unable to deliver and track advertising placements reliably on our network of Websites. Any extended failure of, or other material difficulties with, our advertising management system may require us to provide free advertising to our customers. In addition, advertising clients may not advertise on our Websites or may pay less for advertising if they do not perceive our measurements to be accurate or reliable.

   WE MAY INCUR COSTS IN CONNECTION WITH OUR ARRANGEMENTS WITH ADVERTISERS AND SPONSORS.

          We sell advertising space on our Websites and allow third-parties to provide sponsored services and placements on our Websites under agreements with advertisers and sponsors which expose us to potentially significant financial risks. In connection with these arrangements, we provide, and sometimes guarantee, a minimum number of times that an advertisement is displayed or a minimum number of user requests for additional information made by clicking on the advertisement or promotional hyperlink. We may receive sponsorship fees as well as a portion of transaction revenues received by these third-party sponsors from users originated through our Websites. These sponsorship arrangements expose us to potentially significant financial risks, including the risk that we may fail to deliver the required number of advertisement displays or user requests for additional information. In the event that we fail to deliver these minimums, the parties typically either decrease the fees payable to us or we provide the sponsorship services to the sponsor for free for a limited "make good" period. Our contracts with advertisers and sponsors typically have short terms and are terminable on relatively short notice. Third-party sponsors may not renew the sponsorship agreements upon termination. Some of these arrangements also require us to integrate sponsors' content with our services. We must dedicate resources and significant programming and design efforts to accomplish this integration. We may not be able to attract additional sponsors or renew existing sponsorship agreements when they terminate. In addition, we have granted exclusivity provisions to some of our sponsors, and may in the future grant additional exclusivity provisions. These exclusivity provisions may prevent us for the duration of these exclusivity agreements from accepting advertising or sponsorship agreements within a particular subject matter in our Websites or across our entire service network.

   WE DEPEND ON THIRD PARTY RELATIONSHIPS FOR DISTRIBUTION AND CONTENT OF OUR WEBSITES.

         We depend on a number of third party relationships to attract users to our Websites and consequently to generate revenues. We require those third-parties to provide users with access to our products and services. If we are unable to attract users to our
   Websites, advertising revenues could be impaired, advertisers and sponsors may terminate their agreements with us, advertisers may not be willing to pay as much as they currently pay to appear on our network and we may be required to supply our services under agreements with advertisers for free.

         Browser Services Provided by Netscape and Microsoft.

         We depend on arrangements relating to the positioning of our products and services on Web browsers, such as those offered by Netscape and Microsoft. If a Web browser grants an exclusive arrangement for positioning on its Web browser to our competitors, then our business may be impaired.

         Although our agreements with each of Microsoft and Netscape may be terminated only under particular circumstances, if we are unable to continue as a premier provider for either Microsoft or Netscape, our Websites could lose a material portion of our users, the level of use on competing services could substantially increase and our Websites could otherwise become less attractive to advertisers, resulting in harm to our revenues.

         Other Third Party Relationships.

         We depend on Website operators that provide links to our Websites or otherwise use our services to create traffic on these Websites. For certain elements of our properties, we license technology and related databases from third parties, including telephone directories, e-mail, chat, street mapping and other similar services. We believe that certain of our third party relationships are important to our ability to attract traffic and advertisers. Any errors, failures or delays experienced in connection with these third party technologies and information services could alienate our users and adversely affect our brand and our business. Although we view these relationships as important, most of our arrangements do not include minimum commitments to use our services or to provide access or links to our products or services in the future, are not exclusive and generally have a term of only one to three years. In addition, our partners may not regard their relationship with us to be as important to their own respective businesses and operations. Such partners may reassess their commitment to our products or services at any time in the future, or may develop their own competitive products or services. Our existing relationships may not result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us. The failure of one or more of our partnering relationships to achieve or maintain market acceptance or commercial success, or the termination of one or more successful partnering relationships could have a material adverse effect on our business.

         Content

         We rely on content developed by third parties. We license various technologies, databases and services, including chat, street mapping, stock quotes and similar services, from third parties in connection with the operation of our Websites. We believe that third party content is an important element in attracting users to our Websites. Failure of these third party content providers to develop and maintain high quality products and services could impair our ability to attract users and advertisers.

   WE FACE RISKS RELATING TO THE LIQUIDITY OF OUR CUSTOMERS.

         The Internet as a commercial endeavor has been in existence for a short period of time. The costs of establishing a Website are low, and new online service providers, content providers and advertisers are launched regularly. Many of our advertisers and electronic commerce sponsors were funded with venture capital and other forms of financing before they proved to be successful. Those companies that are unable to prove themselves successful before they have spent their initial funding may find it difficult or impossible to secure additional funding and, therefore, difficult to pay amounts due to us. Our profitability could be decreased if any of our advertisers or electronic commerce sponsors fail to pay amounts due on a timely basis.

   WE COMPETE WITH A VARIETY OF COMPETITORS BOTH TO ATTRACT INTERNET USERS TO VISIT OUR WEBSITES AND TO ATTRACT ADVERTISERS AND SPONSORS TO PLACE CONTENT ON OUR WEBSITES.

         The market for Internet products and services, including those which we offer to Internet users, is highly competitive. We compete with our providers both to attract Internet users and to attract advertisers and sponsors. A number of companies offer competitive products in our target markets. For example, we compete with search program services that allow a user to search the databases maintained by us and our competitors simultaneously. We also compete indirectly with database vendors that offer information search and retrieval capabilities with their core database products. Our community-based Websites, Tripod and Angelfire.com, compete with other community-based Websites, including Yahoo!'s Geocities.com.

         Additional competition may come from a variety of companies that have announced their intention to offer services similar to those currently offered by us. For example, many large media companies have announced that they are contemplating developing Internet navigation services and are attempting to become "gateway" or "portal" sites through which users may enter the Web, similar to the sites maintained by us and our competitors. If these companies develop these "portal" sites, we could lose a substantial portion of our users. These competitors could take actions that make it more difficult for viewers to find and use our products and services. Additionally, companies may acquire our competitors, as in America Online's recent acquisition of Netscape, or may enter into joint ventures and/or licensing arrangements involving our competitors.

         A number of companies offering Internet products and services, including our direct competitors, recently have begun to integrate multiple features within their products and services, including search and retrieval features. For example, the web browsers offered by Netscape and Microsoft, which are the two most widely-used browsers and substantial sources of users for us, may incorporate and promote information search and retrieval capabilities in future releases or upgrades. This integration of search and retrieval capabilities could make it more difficult for Internet viewers to find and to use our products and services.

         We also compete with traditional off-line media, including print and television, for a share of advertising budgets.

         If our competitors become more successful than us in attracting users, then our attractiveness to advertisers will be diminished. We believe that the principal competitive factors in attracting users include:

   o  name recognition;

   o  distribution arrangements;

   o  performance;

   o  ease of use;

   o  a variety of value-added services;

   o  the ability to continually improve and upgrade products and services; and

   o  quality of support.

         We receive a majority of our revenue from selling advertising space on our Websites and allowing third parties to provide sponsored services and placements on our Websites under sponsorship agreements with us. There is intense competition based on price in the sale of advertising on the Internet which makes it difficult to project future advertising revenues.

         We may not be able to compete successfully against our current or future competitors. Although we believe that the Internet market will provide opportunities for more than one supplier of products and services similar to ours, it is possible that a single supplier may dominate one or more market segments.

   WE ARE UNCERTAIN WHETHER OUR PRODUCTS AND SERVICES WILL BE ACCEPTED BY THE MARKET.

         The market for our products and services has only recently begun to develop and is rapidly evolving. An increasing number of market entrants have introduced or developed products and services for use on the Internet. Our market depends on the increased use of the Internet for information publication and distribution and for commerce. Additionally, this market depends on the development of the Internet as an advertising medium. Our future operating results will depend upon:

   o the growth of the Internet advertising and commerce markets;

   o the successful implementation of our advertising program; and

   o our ability to establish electronic commerce and licensing relationships and other strategic alliances.

   We cannot assure you:

   o that the Internet advertising or commerce market will develop as an attractive and sustainable medium;

   o that we will achieve or sustain market acceptance of its products and services; or

   o that we will be able to execute our business plan successfully.

   As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are very uncertain. The industry is young and has few proven products. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use and access, quality of service and acceptance of advertising and electronic commerce) remain unresolved. Such issues may impact the growth of the Internet, the placement of advertisements on the Internet or the growth of the Internet as a means of electronic commerce. Our business would likely be impaired if:

   o commercial use of the Internet does not grow;

   o the Internet does not develop as an attractive medium for advertising;

   o electronic commerce does not develop; or

   o the Internet infrastructure does not effectively support growth that may occur.

   Because the market for our products and services is new and evolving, it is difficult to predict the size of this market and the growth rate, if any. We cannot assure you that the market for our products and services will develop or that there will be a demand for our products or services. Our business may not be profitable if:

   o the market fails to develop;

   o the market develops more slowly than expected;

   o the market becomes saturated with competitors; or

   o our products and services do not achieve or sustain market acceptance.

   WE DEPEND ON THE CONTINUED DEVELOPMENT OF THE INTERNET'S INFRASTRUCTURE.

       The use of our products and services depends in large part upon the development by others of an infrastructure for providing Internet access and services. The Internet may not develop the infrastructure, such as a reliable network backbone, or high speed modems, necessary to meet demand. Because global commerce and online exchange of information on the Internet and other similar open wide-area networks are new and evolving, it is difficult to predict whether the Internet will prove to be a profitable marketplace. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies.

       In addition, the Internet infrastructure may not continue to be able to support the demands placed upon it by significant growth in the number of users and the level of use. The performance or reliability of the Internet may be reduced by this continued growth. In addition, the Internet could lose its commercial viability due to delays in the development or adoption of new standards and protocols (for example, the next generation Internet Protocol) to handle increased levels of Internet activity. We cannot assure you that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. Even if such infrastructure and services are developed, the Internet may not become a viable commercial marketplace for products and services such as those offered by us. In particular, the Internet has only recently become a medium for advertising and electronic commerce. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a popular commercial marketplace or a platform for advertising and electronic commerce, we may not be profitable.

   OUR SOFTWARE AND HARDWARE MAY FACE CAPACITY CONSTRAINTS OR SYSTEMS FAILURE.

       A key element of our strategy is to generate a high volume of users of our products and services. Accordingly, the performance of our products and services and of third party service providers, including Web browsers and Internet and online service providers, is critical to our reputation, our ability to attract advertisers to our Websites and the market acceptance of these products and services. Any system failure that may cause interruptions in the availability of or increase response time for our products and services could result in fewer users on our Websites. If such interruptions or increases are sustained or repeated, they could reduce the attractiveness of our products and services to advertisers and partners. An increase in the volume of searches conducted through our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure. This strain could lead to slower response time or system failures. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonable terms could diminish our business. In addition, as the number of Web pages and users increases, our products and services may not be able to increase proportionately.

       We are dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its products and services. Substantially all of our hardware operations are located at our computer facility in Pittsburgh, Pennsylvania and at the computer facility sites of Exodus Communications in Santa Clara, California and Waltham, Massachusetts. We also outsource a portion of our hardware operations to third parties. A system failure at any of these locations may harm the performance of our products and services. This system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures, our servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or halts in service to users of our products and services. The occurrence of any of these risks could harm our business.

   WE NEED TO KEEP PACE WITH TECHNOLOGICAL CHANGE AND NEW PRODUCTS.

       The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new competitive Internet products in the near future. To be successful, we must continually improve the performance, features and reliability of our search and navigation services. In addition, a key element of our business strategy is the development, introduction and integration of new products that capitalize on the increasing use of the Internet. We cannot assure you that we will be successful in developing or integrating such products or services or that such products and services will meet with market acceptance. In addition, new product releases by us may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence in our products and services and, consequently, viewer support, which will diminish the use of our products and services.

   WE FACE RISKS ASSOCIATED WITH BRAND DEVELOPMENT.

       We believe that establishing and maintaining the "Lycos Network" brand is crucial to the continued expansion and attraction of our Internet audience. We believe that the importance of brand recognition will increase in the future due to the growing number of Internet sites. Promotion and enhancement of the "Lycos Network" brand will depend largely on our ability to provide consistently high-quality products and services. The "Lycos Network" brand could be impaired if:

   o we do not provide consistently high-quality products and services;

   o consumers do not believe that our products and services are of high quality;

   o consumers do not use new products and services which we introduce; or

   o our new business ventures are not favorably received by consumers.

Any of the above would decrease the attractiveness of our consumers to advertisers.

WE FACE RISKS ASSOCIATED WITH RECENT ACQUISITIONS AND INVESTMENTS.

         We have completed acquisitions of companies, technologies and assets that complement our business. We may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices or to complete any desired acquisitions. In addition, we may not be able to successfully integrate any or all of the businesses we have recently acquired (including Wired and Internet Music) into our operations. In connection with future acquisitions, we may have to:

   o issue equity securities, which would decrease the ownership interest of all our stockholders;

   o incur additional debt;

   o write-off in-process research and development or software acquisition and development costs; and/or

   o amortize goodwill and other intangible assets.

         Acquisitions involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company. Our systems, procedures or controls may not be able to support increased operations resulting from acquisitions. In addition, acquisitions divert management's attention from other business concerns. We also encounter risks by entering markets in which we have little or no experience. Problems with an acquired business could impair our performance. We have, in general, made investments in companies involved in the development of technologies or services that are complementary or related to our operations. We may make such investments in the future. In addition, we invested in companies that are in an early stage of development and may be expected to incur substantial losses. We cannot assure you that any investments in such companies will result in any return, nor can there be any assurance as to the timing of any such return. We may lose our entire investment.

WE FACE RISKS ASSOCIATED WITH LITIGATION

         We are subject to several purported class action lawsuits. The complaints allege, among other claims, violations of the United States federal securities law through alleged misrepresentations relating to our agreement to enter into an announced transaction with USA Networks, Inc. and certain affiliated companies. Each complaint seeks an unspecified award of damages. For a more detailed description of these suits, we recommend you review Lycos' quarterly report on Form 10-Q for the quarter ended April 30, 1999.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION.

         International sales, primarily from licensing our products and services, accounted for less than 10% of our revenues for the fiscal year ended July 31, 1998 and less than 10% of our revenues for the fiscal year ended July 31, 1999. As part of our business strategy, we plan to expand our products and services into international markets. Most recently, we have expanded our search services by entering into a joint venture with Mirae in Korea. In marketing our products and services internationally, however, we will face new competitors. In addition, international markets will require us to create localized versions of our products and services. We cannot assure you that we will be successful in creating localized versions of its products and services or marketing or distributing our products abroad. Even if we are successful, our international revenues may not offset the expense of establishing and maintaining international operations. To date, we have limited experience in marketing and distributing our products internationally. Additional difficulties and risks inherent in doing business on an international level include:

   o export controls relating to technology, tariffs and other trade barriers;

   o protection of intellectual property rights;

   o political instability; and

   o fluctuations in currency exchange rates.

WE ARE DEPENDENT ON INTELLECTUAL PROPERTY AND OUR METHODS OF PROTECTING OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE.

         Our success depends significantly upon our proprietary technology. If we are unable to use our technology and to keep others from using it, then we may not be profitable. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We have registered and applied for registration of certain service marks and trademarks, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. In addition, Carnegie Mellon University has licensed a patent issued in the United States relating to our search and indexing technology to us on a perpetual basis. Other parties may challenge this patent. If such challenges are brought, the patent may be invalidated. We also cannot assure you that we will develop proprietary products or technologies that are patentable, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on our ability to do business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. We do not currently have any patents or patent applications pending in any foreign country. Our means of protecting our proprietary rights may not be adequate. Additionally, our competitors may independently develop similar technology, duplicate our products or design around our intellectual property rights.

WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION WHICH COULD IMPAIR OUR ABILITY TO CONDUCT OUR BUSINESS.

         There have been substantial amounts of litigation in the computer industry regarding intellectual property rights. We may become involved in claims and counterclaims with third parties regarding infringement with respect to current or future products or trademarks or other proprietary rights. Any such claims or counterclaims could impair our business because they could:

   o be time-consuming;

   o result in costly litigation;

   o divert management's attention;

   o cause product release delays; or

   o require us to redesign our products or require us to enter into royalty or licensing agreements.

   INTERNET SECURITY CONCERNS COULD HINDER COMMERCIAL TRANSACTIONS CONDUCTED OVER THE INTERNET.

       The need to transmit confidential information over the Internet has been a significant barrier to commercial transactions conducted over the Internet and communications over the Web. Any well-publicized compromise of security could deter more people from using the Web or from using it to conduct transactions that involve transmitting confidential information, like stock trades or purchases of goods or services. Because many of our advertisers seek to advertise on our Websites to encourage people to use the Web to purchase goods or services, our business could be adversely affected by security violations of our Websites or our commerce partners' Websites. We may also incur significant costs to protect against the threat of security violations or to alleviate problems caused by these violations.

   WE ARE SUBJECT TO CONCERNS REGARDING PRIVACY OF PERSONAL INFORMATION ABOUT USERS OF OUR PRODUCTS AND SERVICES.

       We maintain a privacy policy with respect to our Websites. Our policy is not to disclose willfully any individually identifiable information about any user of our products or services to a third party without the user's consent. This policy and user choices regarding the dissemination of personal information collected on our Websites, which may include personal identification information, demographic profile data, user preferences and Website behavioral data, are accessible to users of our personalized services when they initially register. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate users' personal information, we could be subject to liability claims. These could include claims for unauthorized purchases, impersonation or other similar fraud claims, as well as claims for other misuses of personal information, for example for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information, and we could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

   WE MAY FACE POTENTIAL GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES WHICH MAY IMPAIR OUR BUSINESS.

       We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of laws or regulations may decrease the growth of the Web. Any such decrease could in turn decrease the demand for our services and products or increase our cost of doing business.

       Due to the global nature of the Web, it is possible that, although transmission of our services originate from our operations centers in New Jersey, Pennsylvania, California and Massachusetts, the governments of other states and foreign countries may attempt to regulate our transmissions or to prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. We may unintentionally violate such laws and such laws may be modified or new laws enacted in the future. It is also possible that states or foreign countries may seek to impose sales taxes on out of state companies that engage in commerce over the Internet. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of the Internet for commerce could slow substantially.

   WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

       Because material may be downloaded by the online or Internet services operated or facilitated by either us or the Internet access providers with which we have relationships, and be subsequently distributed to others, it is possible that claims will be made against us on the basis of defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims could be based on us providing access to obscene, lascivious or indecent information. Although we carry insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all types of liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could impair our business.

   WE NEED TO MANAGE OUR GROWTH BY IMPLEMENTING THE PROPER INFRASTRUCTURE.

       Rapid execution is necessary for us to successfully offer our products and services and implement our business plan in a rapidly evolving market. Such execution requires an effective planning and management process. Our rapid growth strains our managerial and operational resources. To manage this growth, we must continue to implement and improve our operational and financial systems. Additionally, we must expand, train and manage our employee base. Further, we will be required to manage multiple relationships with various customers and other third parties. We cannot assure you that it has made adequate allowances for the costs and risks associated with this expansion and transition. Our systems, procedures or controls may not be adequate to support our operations. Our management may not achieve the rapid execution necessary to offer successfully our products and services and to implement our business plan. Our future operating results will also depend on factors, such as the ability to expand our advertising sales and business development organizations and to expand our support organization along with the growth of our business. If we are unable to manage growth effectively, then our business could be materially adversely affected.


   WE ARE DEPENDANT ON KEY PERSONNEL.

       Our performance is substantially dependent on the performance of our executive officers and key employees, most of whom have worked together for only a short period of time. We do not have in place key person life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could impair our business and prospects. We depend upon our ability to attract, retain and motivate skilled technical and managerial personnel. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and we may not be able to attract, hire, assimilate or retain other highly qualified technical and managerial personnel in the future.

   OUR SYSTEMS MAY EXPERIENCE DIFFICULTIES RELATED TO YEAR 2000 PROBLEMS.

       Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

       We have evaluated the Year 2000 readiness of our hardware and software products, the information technology systems used in our operations and other related systems such as building security and voice mail. Our evaluation covered the following phases: (i) identification of all hardware and software products and information technology systems, (ii) assessment of repair or replacement requirements; (iii) repair or replacement; (iv) testing; (v) implementation; and (vi) creation of contingency plans in the event of Year 2000 failures. The initial evaluation was completed in 1998. Based on this evaluation and subsequent, ongoing third party review of our systems, we believe we are Year 2000 compliant.

       However, the assessment of whether a complete system or device in which a product is embedded will operate correctly for an end-user depends in large part on the Year 2000 compliance of the product or system's other components, many of which are supplied by other third parties. The supplier of our current financial and accounting software has informed us that their software is Year 2000 compliant. Further, we rely both domestically and internationally upon various vendors, governmental agencies, utility companies, telecommunications service companies, delivery service companies and other service providers who are outside of our control. We cannot assure you that these parties will not suffer a Year 2000 business disruption, which could have a material adverse effect on our financial condition and results of operations.

       To date, we have incurred expenditures totaling approximately $300,000 in connection with identifying and evaluating Year 2000 compliance issues.

       We have not developed a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, we then will evaluate the need for contingency plans relating to such issues.

                                 USE OF PROCEEDS

       Lycos will not receive any of the proceeds from the sale of these shares of common stock. All proceeds from the sale of these shares of common stock will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

       The following table sets forth, as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares that each such Selling Stockholder owns as of such date, the number of shares owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares to be held by each such Selling Stockholder assuming the sale of all of the shares offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office (other than a non-officer employment relationship) or had a material relationship with Lycos or any of its affiliates within the past three years other than as a result of the ownership of Lycos' common stock. Lycos may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.



                                                       SHARES                                               SHARES
                                                    BENEFICIALLY                                         BENEFICIALLY
                                                      OWNED(1)(2)(3)            SHARES WHICH             OWNED AFTER
                                                  PRIOR TO OFFERING             MAY BE SOLD             OFFERING(1)(2)(3)(4)
                                                   ----------------             PURSUANT TO           ----------------
   SELLING STOCKHOLDER                           NUMBER       PERCENT           THIS PROSPECTUS        NUMBER       PERCENT


   Al-Riaz Adatia.............................. 313,189         *                    313,189             --            *

   Michael Downing.............................  39,658         *                     39,658             --            *

   Global Asset Capital, LLC...................  60,679         *                     60,679             --            *

   Pol Llovet..................................  11,715         *                     11,715             --            *

   Ian Lyman................................... 112,435         *                    112,435             --            *

   Andrew McCann............................... 112,460         *                    112,460             --            *

   Tony Million................................  33,591         *                     33,591             --            *

   MR2V, LLC...................................  11,032         *                     11,032             --            *

   Perkins Coie LLP............................   8,803         *                      8,803             --            *

   Tina Sabich.................................  22,396         *                     22,396             --            *

   David Touve.................................   5,516         *                      5,516             --            *

   Riaz Valani (5)............................. 324,379         *                    324,379             --            *

   Tabreez Verjee (6).......................... 160,302         *                    160,302             --            *

   Nicholas Vinen..............................  11,297         *                     11,297             --            *


   *   Less than 1.0%.

   (1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

   (2) Includes an aggregate of 436,887 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow funds pursuant to the Merger Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder. These escrowed shares will be fully released from escrow on July 27, 2000 only to the extent that no claims have been made against the escrowed shares. The escrowed shares may not be sold by the Selling Stockholders prior to July 27, 2000.

   (3) Includes an aggregate of 436,887 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow with the Company and are subject to forfeiture upon the occurrence of certain events.

   (4) Assumes that each Selling Stockholder will sell all of the shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus." There can be no assurance that the Selling Stockholders will sell all or any of the shares offered hereunder.

   (5) Includes 60,679 shares of Common Stock owned by Global Asset Capital, LLC, which Mr. Valani may be deemed to own beneficially by virtue of his position as a Principal of Global Asset Capital, LLC. Mr. Valani maintains his principal business address at 101 California Street #3050, San Francisco, California 94111.

   (6) Includes 60,679 shares of Common Stock owned by Global Asset Capital, LLC, which Mr. Verjee may be deemed to own beneficially by virtue of his position as a Principal of Global Asset Capital, LLC. Mr. Verjee maintains his principal business address at 101 California Street #3050, San Francisco, California 94111.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders, including donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution:
   (a) a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, Lycos will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. There can be no assurance that the Selling Stockholders will sell all or any of the shares.

         We have agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the first to occur of (i) the date the distribution described in the Registration Statement is complete and (ii) the first anniversary of the closing of the acquisition of Internet Music. Lycos intends to de-register any of the shares not sold by the Selling Stockholders at the end of such one year period; however, it is anticipated that at such time any unsold shares may be freely tradeable subject to compliance with Rule 144 of the Securities Act.

                                  LEGAL MATTERS

         The  validity  of the  shares  offered  hereby  will be passed  upon by
   Hutchins,   Wheeler  &   Dittmar,   A   Professional   Corporation,   Boston,
   Massachusetts, counsel to Lycos.

                                     EXPERTS

         The (i) consolidated financial statements of Lycos, Inc. at July 31, 1998, 1997 and 1996 and for each of the years in the three year period ended July 31, 1998 and for the period from inception (June 1, 1995) to July 31, 1995, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K/A for the year ended July 31, 1998, (ii) the consolidated balance sheets of Wired Ventures, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statement of operations and comprehensive income (loss), minority interest and stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Lycos dated July 15, 1999, and (iii) the financial statements of Tripod, Inc. at October 31, 1997 and December 31, 1996 and for the ten months ended October 31, 1997 and the year ended December 31, 1996, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated February 2, 1999, have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon included therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The balance sheets of WiseWire as of May 31, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for the year ended May 31, 1997 and for the period from June 9, 1995 (inception) through May 31, 1996, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated February 2, 1999, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as stated in their report thereon, which included an explanatory paragraph concerning WiseWire's ability to continue as a going concern, and are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

         The financial statements of WhoWhere?, Inc. at December 31, 1997 and 1996 and for the period from inception (May 10, 1995) to December 31, 1995 and for each of the two years in the period ended December 31, 1997, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated October 27, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Lycos files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Lycos files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lycos' SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov.

         Lycos has filed a registration statement to register with the SEC the Lycos common stock listed in this Prospectus. This Prospectus is part of that registration statement. As allowed by SEC rules, this Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         Some of the important business and financial information that you may want to consider is not included in this Prospectus, but rather is "incorporated by reference" to documents that have been filed by Lycos with the SEC. The information that is incorporated by reference consists of:

         o Lycos' Annual Report on Form 10-K , for the fiscal year ended July 31, 1998, as filed on October 29, 1998; and on Form 10-K/A, for the fiscal year ended July 31, 1998, filed on February 2, 1999 and April 16, 1999;

         o Lycos' Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998; January 31, 1999; and April 30, 1999;

         o Lycos' Current Reports on Form 8-K filed on February 11, 1999; February 26, 1999; May 14, 1999; July 15, 1999 and August 6, 1999, and
         on Form 8-K/A filed on February 2, 1999;

         o The description of Lycos' common stock contained in its Registration Statement on Form 8-A, filed with the SEC on February 23, 1996; and

         o All documents filed by Lycos under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this Prospectus and prior to the termination of this offering.

   If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this Prospectus.

         If you are a stockholder, you can obtain any of the documents incorporated by reference through Lycos or the SEC. Documents incorporated by reference are available from Lycos without charge, excluding all exhibits. You may obtain documents incorporated by reference in this Prospectus by requesting them in writing to the following address or by telephone:

                                   Lycos, Inc.
                          Attention: Investor Relations
                             400-2 Totten Pond Road
                          Waltham, Massachusetts 02451
                                 (718) 370-2700

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Lycos will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

         SEC registration fee...................................  $13,174.20
         NASDAQ National Market listing fee.....................   11,150.00
         Legal fees and expenses................................   10,000.00
         Printing fees and expenses.............................      250.00
         Miscellaneous expenses.................................      250.00


         Total..................................................  $34,824.20


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 145 of the Delaware General Corporation Law, Lycos' Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Lycos' Amended and Restated By-laws provide for indemnification of Lycos' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lycos, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

         Lycos has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of Lycos also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Lycos.

         In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and such person who controls the Registrant against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein up to a maximum of the net proceeds received by the Selling Stockholders from the sale of their shares hereunder.

ITEM 16. EXHIBITS


2.1*          Agreement and Plan of Merger, dated as of July 17,1999 by and among Lycos, Inc., DI Acquisition Corp., Internet Music
              Distribution, Inc. and the stockholders of Internet Music Distribution, Inc.

5.1           Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1          Consent of KPMG LLP, Independent Accountants.

23.2          Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3          Consent of Ernst & Young LLP, Independent Auditors.

23.4          Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1).

24.1          Power of Attorney (included on page II-3).

*  Filed with the Company's Form 8-K, filed with the Securities Exchange Commission  on August 6, 1999 and incorporated by reference herein.

ITEM 17. UNDERTAKINGS

     A. UNDERTAKING PURSUANT TO RULE 415

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) to include any Prospectus required by Section 10(a)(3) Securities Act of 1933;

     (b) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 26th day of August, 1999.

                                    LYCOS, INC.

                                    By:/s/ Robert J. Davis
                                       Robert J. Davis
                                       President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below constitutes and appoints
Robert J. Davis and Edward M. Philip and each of them, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                          TITLE                                                           DATE


/s/ Robert J. Davis                President, Chief Executive Officer and Director                 August 26, 1999
Robert J. Davis                    (PRINCIPAL EXECUTIVE OFFICER)

/s/ Edward M. Philip               Chief Operating Officer and Chief Financial Officer             August 26, 1999
Edward M. Philip                   (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

/s/John M. Connors, Jr.            Director                                                        August 26, 1999
John M. Connors, Jr.

/s/ Richard S. Sabot               Director                                                        August 26, 1999
Richard S. Sabot

/s/ Daniel J. Nova                 Director                                                        August 26, 1999
Daniel J. Nova


                                INDEX TO EXHIBITS

                                    EXHIBIT
                               NUMBER DESCRIPTION

5.1           Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation

23.1          Consent of KPMG LLP, Independent Accountants.

23.2          Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.3          Consent of Ernst & Young LLP, Independent Auditors.

23.4 Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1).

24.1          Power of Attorney (included on page II-3).